Exhibit 99.1

Willdan Group Reports

Third Quarter Financial Results and

Provides Update on California IOU Awards

ANAHEIM, Calif. –November 5, 2020 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended October 2, 2020.

Third Quarter 2020 Summary

●	Consolidated contract revenue of $104.5 million, a decrease of 11.1%
●	Net revenue of $51.0 million, an increase of 0.3%
●	Net income of $2.6 million, or $0.21 per diluted share
●	Adjusted net income of $8.5 million, or $0.68 per diluted share
●	Adjusted EBITDA of $11.0 million, or 21.6% of net revenue
●	Cash utilized by operating activities of $2.4 million

Nine Months Year to Date 2020 Summary

●	Consolidated contract revenue of $294.1 million, a decrease of 6.2%
●	Net revenue of $143.8 million, an increase of 3.9%
●	Net loss of $10.5 million, or $0.90 per diluted share
●	Adjusted net income of $9.0 million, or $0.77 per diluted share
●	Adjusted EBITDA of $19.5 million, or 13.6% of net revenue
●	Cash provided by operating activities of $26.9 million

For the third quarter of 2020, Willdan reported consolidated contract revenue of $104.5 million and net income of $2.6 million, or $0.21 per diluted share. This compares with consolidated contract revenue of $117.5 million and net income of $0.4 million, or $0.04 per diluted share, for the third quarter of 2019. For the third quarter of 2020, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $51.0 million, remaining approximately flat compared to the same period in fiscal year 2019.

“In the third quarter, contract revenue was down from the prior year due to the pandemic, but adjusted EBITDA was better than we expected, indicating that we did a good job of controlling our costs. We generated $26.9 million in cash flow from operations year-to-date, a company record for the first nine months of a fiscal year. We estimate that pandemic related slowdowns and work suspensions are currently reducing our revenue by approximately 20% from our planned pre-pandemic levels” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.

Mr. Brisbin concluded, “I’m excited to announce that Willdan has signed a total of $781 million in new California Investor Owned Utility (“IOU”) Contracts this year. These six contracts are three to five years in duration, and on a weighted average basis, represent approximately $150 million per year in incremental contract revenue on average over the next three to five years if we successfully execute the work. The new work is expected to begin slowly and accelerate throughout 2021, with most of the contribution expected in the back half of the year. Four of the six new contracts are awaiting California Public Utility Commission approval. We plan to announce each contract when approvals have been obtained. The San Diego Gas & Electric (“SDG&E”) Large Commercial program was announced previously. We expect these new wins to solidify our market position in California and provide the company a strong organic growth catalyst for years to come.”

Third Quarter 2020 Financial Highlights

Consolidated contract revenue for the third quarter of 2020 was $104.5 million, a decrease of 11.1% from $117.5 million for the third quarter of 2019. Consolidated contract revenue for the Energy segment was $87.9 million for the third quarter of 2020, a decrease of 10.3% from the third quarter of 2019 primarily due to decreased contract revenues from our direct install programs for small businesses as a result of business shutdowns related to the Covid-19 pandemic and effort to limit its spread that started in March 2020, which in the third quarter, were continuing primarily in California. These decreases were partially offset by incremental contract revenue from the acquisition of Energy and Environmental Economics, Inc. (“E3, Inc.”) on October 28, 2019. Consolidated contract revenue for the Engineering and Consulting segment was $16.6 million, a decrease of 15.0% from the third quarter of 2019, primarily due to a reduction in scope of work from one of our customers implemented in the second quarter of 2020 combined with decreased subcontractor revenues.

Net Revenue for the third quarter of 2020 was $51.0 million, remaining approximately flat when compared to the third quarter of 2019. Net Revenue for the third quarter of 2020 in the Energy segment and the Engineering and Consulting Segment was $36.5 million and $14.5 million, respectively, remaining approximately flat when compared to the same period last year.

Direct costs of contract revenue were $69.9 million for the third quarter of 2020, a decrease of 15.7%, from $82.8 million for the third quarter of 2019. The decrease was primarily due to decreased contract revenues from our direct install programs for small businesses in our Energy segment, which generally use a higher percentage of subcontractor services than other projects in our Energy segment, partially offset by additional direct costs of contract revenue related to our acquisition of E3, Inc.

Total general and administrative expenses for the third quarter of 2020 was $33.1 million, a decrease of 1.0% from $33.4 million for the third quarter of 2019. The decrease was primarily due to lower amortization of intangible assets derived from prior acquisitions combined with a reduction in corporate staff salaries until the end of July 2020, whose temporary cash wage reduction was part of our earlier actions aimed at preserving liquidity as a result of the Covid-19 pandemic, partially offset by increased salaries and wages, payroll taxes and employee benefits expense and increased facilities and facility related expenses attributable to the addition of employees and offices from the acquisition of E3, Inc.

Total other income (expense), net for the third quarter of 2020 was $0.5 million, a decrease of 56.4% from $1.3 million for the third quarter of 2019. The decrease was primarily due to income from an indemnification agreement.

Income tax benefit was $1.6 million for the three for the three months ended October 2, 2020 compared to a tax benefit of $0.4 million for the three months ended September 27, 2019. The increase was primarily due to increased tax deductions and various tax credits.

Net income for the third quarter of 2020 was $2.6 million, or $0.21 per diluted share, as compared to net income of $0.4 million, or $0.04 per diluted share, for the third quarter of 2019. The increase in net income was primarily attributable to the decrease in depreciation and amortization and other general and administrative expenses as noted above. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2020 was $8.5 million, or $0.68 per diluted share, as compared to Adjusted Net Income of $7.6 million, or $0.65 per diluted share, for the third quarter of 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $11.0 million for the third quarter of 2020, a decrease of 5.1% from $11.6 million for the third quarter of 2019.

Nine Months Year to Date 2020 Financial Highlights

Consolidated contract revenue for nine months ended October 2, 2020 was $294.1 million, a decrease of 6.2% from $313.7 million for nine months ended September 27, 2019. Consolidated contract revenue for the Energy segment was $242.4 million for nine months ended October 2, 2020, a decrease of 6.0%, primarily due to decreased contract revenues from our direct install programs for small businesses partially offset by an increase in contract revenue generated from government projects and incremental contract revenue from the acquisitions of E3, Inc. and Onsite Energy Corporation (“Onsite Energy”) on October 28, 2019 and July 2, 2019, respectively. Consolidated contract revenue for the

Engineering and Consulting segment was $51.7 million, a decrease of 7.3% from the nine months ended September 27, 2019. Contract revenue for the Engineering and Consulting segment decreased primarily due to decreased subcontractor revenues combined with a reduction of scope of work related to one of our customers implemented during the second quarter of 2020.

Net Revenue for nine months ended October 2, 2020 was $143.8 million, an increase of 3.9% from $138.4 million for nine months ended September 27, 2019. The increase was primarily due to an increase in contract revenue generated from government projects and incremental contract revenue from our acquisitions of E3, Inc. and Onsite Energy, partially offset by Covid-19 work suspensions in our direct install programs for small businesses in our Energy segment, which generally use a higher percentage of subcontractor services than other projects in our Energy segment. Net Revenue in the Energy segment was $100.1 million for nine months ended October 2, 2020, an increase of 4.6% over the same period last year. Net Revenue in the Engineering and Consulting segment was $43.7 million for nine months ended October 2, 2020, an increase of 2.3% over the same period last year.

Direct costs of contract revenue were $199.2 million for nine months ended October 2, 2020, a decrease of 10.2%, from $221.9 million for nine months ended September 27, 2019. The decrease was primarily as a result of decreased contract revenues from our direct install programs for small businesses in our Energy segment, partially offset by an increase in contract revenue generated from government projects in our Energy segment, combined with additional direct costs of contract revenue related to our acquisitions of E3, Inc. and Onsite Energy.

Total general and administrative expenses for nine months ended October 2, 2020 was $105.4 million, an increase of 19.9% from $87.9 million for nine months ended September 27, 2019, driven primarily by personnel and facilities expenses related to our acquisitions of E3., Inc. and Onsite Energy, combined with increases in corporate general and administrative expenses, partially offset by a decrease in expenses in the Engineering and Consulting segment and cost-savings measures implemented in response to Covid-19.

Total other income (expense), net was $3.3 million of expense for nine months ended October 2, 2020, compared with $3.6 million for nine months ended September 27, 2019. The decrease in expense was the result of higher interest expense as a result of borrowings under our credit facilities related to the acquisitions of E3, Inc. and Onsite Energy, offset by income from an indemnification agreement.

Income tax benefit was $3.3 million for the nine months ended October 2, 2020 compared to a tax benefit of $1.9 million for the nine months ended September 27, 2019. The increase is primarily attributable to our loss before income tax combined with an increase in various tax deductions and tax credits.

Net loss for nine months ended October 2, 2020 was $10.5 million, or $0.90 per diluted share, as compared to net income of $1.6 million, or $0.14 per diluted share, for nine months ended September 27, 2019. The decrease was primarily driven by decreases in contract revenue as a result of Covid-19 combined with increases in stock-based compensation and intangible asset amortization from acquisitions. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for nine months ended October 2, 2020 was $9.0 million, or $0.77 per diluted share, as compared to Adjusted Net Income of $15.2 million, or $1.30 per diluted share, for nine months ended September 27, 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $19.5 million for nine months ended October 2, 2020, compared to $23.9 million for the nine months ended September 27, 2019.

Liquidity and Capital Resources

As of October 2, 2020, we had $11.2 million of cash and cash equivalents. Cash flows provided by operating activities were $26.9 million for the nine months ended October 2, 2020, as compared to cash flows provided by operating activities of $8.3 million for the nine months ended September 27, 2019. The higher cash flows resulted primarily due to improvement in cash collections, reductions in working capital requirements as a result of the reduction of revenues from the suspension of our small business energy programs, and cash flow contributions from our acquisitions of E3, Inc. and Onsite Energy.

As of October 2, 2020, we had $115.3 million outstanding on our Credit Facilities. We had no borrowings under our Revolving Credit Facility with $50 million available. We believe that we have adequate resources and liquidity to fund future cash requirements and debt repayments with cash generated from operations, existing cash balances and availability under our revolving credit facility for the next 12 months.

The impact of the Covid-19 outbreak on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the outbreak in the U.S., its severity, the actions to contain the novel coronavirus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Third Quarter 2020 Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 5, 2020, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-269-4261 and providing conference ID 9487012. The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events & Presentations and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 9487012. The replay will be available through November 19, 2020.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions.  All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Onsite Energy and E3, Inc.,  and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including if there is a resurgence of the Covid-19 virus after the initial outbreak subsides. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2019 and Quarterly Report on Form 10-Q filed for the quarter ended April 3, 2020, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	October 2,	December 27,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$11,238	$5,452
Accounts receivable, net of allowance for doubtful accounts of $1,854 and $1,147 at October 2, 2020 and December 27, 2019, respectively	51,422	57,504
Contract assets	64,333	101,418
Other receivables	5,794	4,845
Prepaid expenses and other current assets	4,696	6,254
Total current assets	137,483	175,473
Equipment and leasehold improvements, net	12,614	12,051
Goodwill	130,625	127,647
Right-of-use assets	21,468	22,297
Other intangible assets, net	67,393	76,837
Other assets	15,582	16,296
Deferred income taxes, net	13,291	9,312
Total assets	$398,456	$439,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,930	$34,000
Accrued liabilities	37,630	67,615
Contingent consideration payable	6,684	5,155
Contract liabilities	7,157	5,563
Notes payable	13,861	13,720
Finance lease obligations	282	375
Lease liability	6,011	5,550
Total current liabilities	105,555	131,978
Contingent consideration payable	4,668	4,891
Notes payable	101,382	116,631
Finance lease obligations, less current portion	243	191
Lease liability, less current portion	16,869	18,411
Other noncurrent liabilities	363	533
Total liabilities	229,080	272,635

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,074 and 11,497 shares issued and outstanding at October 2, 2020 and December 27, 2019, respectively	121	115
Additional paid-in capital	145,344	132,547
Accumulated other comprehensive loss	(602)	(396)
Retained earnings	24,513	35,012
Total stockholders’ equity	169,376	167,278
Total liabilities and stockholders’ equity	$398,456	$439,913

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019

Contract revenue	$104,508	$117,494	$294,083	$313,683

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16,332	16,145	48,897	46,679
Subcontractor services and other direct costs	53,520	66,677	150,295	175,248
Total direct costs of contract revenue	69,852	82,822	199,192	221,927

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	17,530	15,761	53,273	46,167
Facilities and facility related	2,661	2,250	7,997	6,069
Stock-based compensation	3,978	4,107	12,803	8,148
Depreciation and amortization	4,339	5,788	14,324	11,308
Other	4,547	5,471	17,003	16,230
Total general and administrative expenses	33,055	33,377	105,400	87,922
Income (Loss) from operations	1,601	1,295	(10,509)	3,834

Other income (expense):
Interest expense, net	(1,213)	(1,257)	(3,983)	(3,599)
Other, net	666	2	712	31
Total other income (expense), net	(547)	(1,255)	(3,271)	(3,568)
Income (Loss) before income taxes	1,054	40	(13,780)	266

Income tax benefit	(1,586)	(376)	(3,281)	(1,373)
Net income (loss)	2,640	416	(10,499)	1,639

Other comprehensive income (loss):
Net unrealized gain (loss) on derivative contracts	160	(42)	(206)	(480)
Comprehensive income (loss)	$2,800	$374	$(10,705)	$1,159

Earnings (Loss) per share:
Basic	$0.22	$0.04	$(0.90)	$0.15
Diluted	$0.21	$0.04	$(0.90)	$0.14

Weighted-average shares outstanding:
Basic	11,992	11,217	11,723	11,097
Diluted	12,417	11,789	11,723	11,714

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	October 2,	September 27,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(10,499)	$1,639
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,324	11,624
Deferred income taxes, net	(4,389)	(285)
(Gain) loss on sale/disposal of equipment	(15)	(5)
Provision for doubtful accounts	1,066	256
Stock-based compensation	12,803	8,148
Accretion and fair value adjustments of contingent consideration	2,059	(540)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	5,016	13,491
Contract assets	33,591	(20,221)
Other receivables	(581)	(3,004)
Prepaid expenses and other current assets	1,387	1,060
Other assets	366	(336)
Accounts payable	(70)	(5,836)
Accrued liabilities	(30,034)	1,164
Contract liabilities	1,594	705
Right-of-use assets	259	429
Net cash provided by operating activities	26,877	8,289
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,976)	(5,636)
Proceeds from sale of equipment	19	45
Cash paid for acquisitions, net of cash acquired	—	(46,539)
Net cash used in investing activities	(3,957)	(52,130)
Cash flows from financing activities:
Change in excess of outstanding checks over bank balance	—	(1,514)
Payments on contingent consideration	(1,433)	(1,381)
Payments on notes payable	(187)	(1,371)
Payments on debt issuance costs	(327)	(749)
Borrowings under term loan facility and line of credit	24,000	105,000
Repayments under term loan facility and line of credit	(38,750)	(72,500)
Principal payments on finance leases	(435)	(338)
Proceeds from stock option exercise	652	858
Proceeds from sales of common stock under employee stock purchase plan	2,224	1,740
Shares used to pay taxes on stock grants	(2,879)	(2,862)
Restricted Stock Award and Units	1	—
Proceeds from unregistered sales of equity	—	1,699
Net cash (used in) provided by financing activities	(17,134)	28,582
Net increase (decrease) in cash and cash equivalents	5,786	(15,259)
Cash and cash equivalents at beginning of period	5,452	15,259
Cash and cash equivalents at end of period	$11,238	$—
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,256	$3,314
Income taxes	284	2,247
Supplemental disclosures of noncash investing and financing activities:
Loss on cash flow hedge valuations, net of tax	(206)	(480)
Equipment acquired under finance leases	394	—

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019
Consolidated
Contract revenue	$104,508	$117,494	$294,083	$313,683
Subcontractor services and other direct costs	53,520	66,677	150,295	175,248
Net Revenue	$50,988	$50,817	$143,788	$138,435

Energy segment
Contract revenue	$87,887	$97,934	$242,394	$257,910
Subcontractor services and other direct costs	51,355	61,499	142,258	162,152
Net Revenue	$36,532	$36,435	$100,136	$95,758

Engineering and Consulting segment
Contract revenue	$16,621	$19,560	$51,689	$55,773
Subcontractor services and other direct costs	2,165	5,178	8,037	13,096
Net Revenue	$14,456	$14,382	$43,652	$42,677

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019
Net income (loss)	$2,640	$416	$(10,499)	$1,639
Interest expense	1,213	1,257	3,983	3,599
Income tax benefit	(1,586)	(376)	(3,281)	(1,373)
Stock-based compensation	3,978	4,107	12,803	8,148
Interest accretion (1)	429	87	2,059	(540)
Depreciation and amortization	4,339	5,912	14,324	11,624
Transaction costs (2)	18	225	166	785
(Gain) Loss on sale of equipment	1	3	(15)	(5)
Adjusted EBITDA	$11,032	$11,631	$19,540	$23,877

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 2,	September 27,	October 2,	September 27,
	2020	2019	2020	2019
Net income (loss)	$2,640	$416	$(10,499)	$1,639
Adjustment for stock-based compensation	3,978	4,107	12,803	8,148
Tax effect of stock-based compensation	(676)	(886)	(2,177)	(1,956)
Adjustment for intangible amortization	3,058	4,854	10,521	8,930
Tax effect of intangible amortization	(520)	(1,025)	(1,789)	(2,143)
Adjustment for transaction costs	18	225	166	785
Tax effect of transaction costs	(3)	(48)	(28)	(188)
Adjusted Net Income	$8,495	$7,643	$8,998	$15,215

Diluted weighted-average shares outstanding	12,417	11,789	11,723	11,714

Diluted earnings per share	$0.21	$0.04	$(0.90)	$0.14
Impact of adjustment:
Stock-based compensation per share	0.32	0.35	1.09	0.70
Tax effect of stock-based compensation per share	(0.05)	(0.08)	(0.18)	(0.17)
Intangible amortization per share	0.24	0.41	0.90	0.76
Tax effect of intangible amortization per share	(0.04)	(0.09)	(0.15)	(0.18)
Transaction costs per share	—	0.02	0.01	0.07
Tax effect of transaction costs per share	—	—	0.00	(0.02)
Adjusted Diluted EPS	$0.68	$0.65	$0.77	$1.30

Contact:

Willdan Group, Inc.

Stacy McLaughlin, Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Al Kaschalk, VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com